Exhibit (a)(5)(ii)

Cypress Announces Amendment to Tender Offer for Convertible Notes

SAN JOSE, Calif., August 26, 2008 – Cypress Semiconductor Corp. (NYSE-CY) announced today that it is amending its offer to purchase for cash (the “Offer”) its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”) as described below. The terms and conditions of the Offer are set forth in the Amended Offer to Purchase dated August 26, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (as amended, the “Letter of Transmittal”) to be distributed to holders of Notes.

Cypress is amending the Offer, among other things, to (i) reflect the inclusion of a total cap on the aggregate principal amount of Notes Cypress will purchase under the Offer, set at $531,250,000 (which represents approximately 88.5% of the total aggregate outstanding principal amount of the Notes, (ii) increase the maximum Purchase Price paid per $1,000 principal amount of Notes from $1,400 to $1,600, (iii) update the amount of the “premium” to be paid as part of the Purchase Price formula (described below) if the Ten Day VWAP (defined below) exceeds $32.00 and (iv) remove the Maximum Aggregate Purchase Price which was previously set at $800,000,000.

As amended, the Offer is being made at a purchase price expressed in U.S. dollars (the “Purchase Price”) per $1,000 principal amount of Notes equal to the lesser of: (A) the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in the Offer to Purchase) of Cypress’s common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) a premium specified in the Offer to Purchase based upon the Ten Day VWAP and (iii) accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the settlement date; and (B) $1,600.00. In any event, if the Ten Day VWAP is greater than $37.50, the Purchase Price will be $1,600. If the Ten Day VWAP is less than $17.00, the Purchase Price will be $1,000.

The actual amount of cash per Note to be paid to those who participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday September 12, 2008, unless extended.

Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Georgeson Inc., at (866) 257-5448 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (888) 537-0428 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CYPRESS WILL DISTRIBUTE TO NOTEHOLDERS AFTER CYPRESS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS AMENDED “SCHEDULE TO” AND OFFER TO PURCHASE. NOTEHOLDERS SHOULD READ

CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. CYPRESS HAS FILED ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2008, ITS AMENDMENT NO. 1 TO ITS SCHEDULE TO ON AUGUST 20, 2008 AND ITS AMENDMENT NO. 2 TO ITS SCHEDULE TO ON AUGUST 26, 2008, NOTEHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO” INCLUDING ALL AMENDMENTS THERETO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT CYPRESS WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-257-5448. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cypress:

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward Looking Statements:

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding Cypress’s expectations regarding the timing for filing its Schedule TO, Offer to Purchase and other tender offer documents and launching and completing its tender offer for the Notes. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause the timing of the filing of the Schedule TO, Offer to Purchase and other tender documents and launching and completing the tender offer to differ materially and adversely from the timing expressed in the forward-looking statements in this press release. Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the completion of the review and preparation of such filings and the review and completion of our application by the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Cypress’s expectations as of the date hereof. Cypress undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Notwithstanding anything in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

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